UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2014 (March 19, 2014)

ACI WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3520 Kraft Rd, Suite 300

Naples, FL 34105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 403-4600

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On March 19, 2014, the Board of Directors (the “Board”) of ACI Worldwide, Inc. (the “Company”), pursuant to Section 12 of the Company’s Amended and Restated Bylaws (the “Bylaws”), increased the authorized number of directors from seven to eight and, pursuant to Section 13 of the Bylaws, elected David A. Poe to serve as an independent director. Mr. Poe will serve until the 2014 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected and qualified. Mr. Poe will serve as the Chairman of the Board’s Risk Committee and as a member of the Board’s Audit Committee.

Mr. Poe has been a Senior Director of Edgar, Dunn & Company, an independent global financial services and payments consultancy firm, since April 2008 and previously served as Edgar, Dunn & Company’s Chief Executive Officer. He was previously a director of Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions, which was acquired by the Company in November 2013.

Mr. Poe will participate in the standard non-employee director compensation arrangements described in the Company’s proxy statement for its 2013 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 29, 2013.

There is no agreement or understanding between Mr. Poe and any other person pursuant to which he was elected to the Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence which conform to the independence requirements in the NASDAQ Global Select Market listing standards. In accordance with these guidelines, the Board has determined that Mr. Poe is independent. Mr. Poe is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACI WORLDWIDE, INC.

Dated: March 25, 2014	By:	/s/ Dennis P. Byrnes
Dennis P. Byrnes
Executive Vice President